REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders’ of
Immune Pharmaceuticals Ltd.

We have audited the accompanying consolidated balance sheets of Immune Pharmaceuticals Ltd. and subsidiary, as of December 31, 2012 and 2011 and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012and for the cumulative period from July 11, 2010 (date of inception) through December 31, 2012. The financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Immune Pharmaceuticals Ltd. and subsidiary as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for and the two-year period ended December 31, 2012 and for the cumulative period from July 11, 2010 (date of inception) through December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company’s recurring losses from operations and insufficient working capital resources raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ EisnerAmper

Edison, New Jersey
May 14, 2013

Immune Pharmaceuticals Ltd.
Consolidated Balance Sheets as of
December 31, 2012 and 2011

	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$94,951	$1,792,075
Other current assets	21,415	290,218

Total current assets	116,366	2,082,293
Property and equipment, net	35,169	15,568
Non-current assets:
Restricted cash	83,424	20,813
Intangible assets, net	3,895,988	3,742,518

Total assets	$4,130,947	$5,861,192

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$1,800,692	$756,731
Accrued expenses	622,015	713,295
Due to related parties	77,712	280,549
Current portion of notes payable	36,089	—
Other current liabilities	31,610	—
Share buy-back liability	150,000	116,000
Derivative liability	584,521	712,763

Total current liabilities	3,302,639	2,579,338
Grants payable	475,052	86,888
Long-term portion of notes payable	339,686	-

Total liabilities	4,117,377	2,666,226
Shareholders’ equity:
Founders shares, 0.10 NIS par value (approximately $0.03); 4,500,000 shares authorized, issuable and outstanding at December 31, 2012;
0 at December 31, 2011	110,497	—
Series A Preferred shares, 0.10 NIS par value (approximately $0.03); 3,000,000 shares authorized; 2,529,685 and 0 issuable and outstanding at December 31, 2012 and 2011	70,920	—
Ordinary shares, 0.10 NIS par value (approximately $0.03); 92,500,000 shares authorized; 4,806,132 and 10,660,351 issued and outstanding
at December 31, 2012 and 2011	121,081	270,634
Additional paid-in capital	15,298,647	5,936,994
Accumulated deficit	(15,587,575)	(3,012,662)

Total shareholders’ equity	13,570	3,194,966

Total liabilities and shareholder’s equity	$4,130,947	$5,861,192

Immune Pharmaceuticals Ltd.
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended
December 31, 2012 and 2011 and the Period Ended
July 11, 2010(Inception) through December 31, 2012

	Year Ended December 31,
		}
			July 11, 2010 (date
			of inception) to
	2012	2011	December 31, 2012

Operating expenses:
Research and development	$3,796,511	$1,347,812	$5,299,095
General and administrative	5,395,215	514,473	6,649,217

Total operating expenses	9,191,726	1,892,285	11,948,312

Loss from operations	(9,191,726)	(1,892,285)	(11,948,312)
Other income (expense):
Interest expense net	(36,347)	(98,845)	(136,169)
Derivative liability income	15,854	—	15,854
Liquidation preference granted to founder	(2,803,500)	—	(2,803,500)
Loss on extinguishment of debt	(549,480)	(114,051)	(663,531)
Other	1,286	(12,203)	(10,917)

Total other expense	(3,372,187)	(225,099)	(3,598,263)
Loss before income taxes	(12,563,913)	(2,087,384)	(15,546,575)
Income tax expense	(11,000)	(30,000)	(41,000)

Net loss	$(12,574,913)	$(2,117,384)	$(15,587,575)

Net loss and comprehensive loss	$(12,574,913)	$(2,117,384)	$(15,587,575)

Immune Pharmaceuticals Ltd.
Consolidated Statements of Shareholders’ Equity for the Years Ended
December 31, 2012, 2011 and the Period From July 11, 2010 (Inception)

			Series A Preferred
	Ordinary Shares		Shares		Founders Shares		Additional Paid in	Accumulated	Total Shareholders

	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Changes during the period from incorporation
Issuance of ordinary shares for initial capitalization of entity	1,000,000	-					-		—
Issuance of ordinary shares for contribution of Immune Corp.	4,000,000	110,497					(400,897)		(290,400)
Issuance of ordinary shares in connection with consulting agreements	800,000	22,100					657,900		680,000
Loss for the period								(895,278)	(895,278)

Balance at December 31, 2010	5,800,000	132,597	—	—	—	—	257,003	(895,278)	(505,678)
Issuance of ordinary shares and warrants in connection with intangibles	2,200,000	62,858					2,532,982		2,595,840
Issuance of ordinary shares and warrants in connection with investments, net of issuance costs of $47,414	1,814,740	51,595					2,424,700		2,476,295
Issuance of ordinary shares in connection with consulting agreements	400,000	11,080					328,919		339,999
Issuance of ordinary shares in connection with convertible loans	262,953	7,448					318,533		325,981
Issuable amount of ordinary shares in connection with anti-dilution provisions	182,658	5,056					74,857		79,913
Loss for the period								(2,117,384)	(2,117,384)

Balance at December 31, 2011	10,660,351	270,634	—	—	—	—	5,936,994	(3,012,662)	3,194,966
Issuance of ordinary shares and warrants in connection with investments, net of issuance costs of $66,016	702,273	18,435					1,219,446		1,273,881
Issuable amount of ordinary shares in connection with anti-dilution provisions	64,384	1,682					110,706		112,388
Conversion of ordinary shares in to Preferred A shares	(2,529,685)	(70,920)	2,529,685	70,920					—
Conversion of ordinary shares in to Founders shares	(4,500,000)	(110,497)			4,500,000	110,497	2,803,500		2,803,500
Issuance of ordinary shares in connection with convertible loans	408,809	11,747					715,932		727,679
Share-based compensation							4,512,069		4,512,069
Loss for the period								(12,574,913)	(12,574,913)

Balance at December 31, 2012	4,806,132	121,081	2,529,685	70,920	4,500,000	110,497	15,298,647	(15,587,575)	13,570

Immune Pharmaceuticals Ltd.
Consolidated Statement of Cash Flows for the Years Ended
December 31, 2012 and 2011 and the Period From
July 11, 2010 (Inception) through December 31, 2012

	Year Ended December 31,		July 11, 2010
			(date of inception)
			to December 31, 2012
		}
	2012	2011

Cash flows from operating activities:
Net Loss	$(12,574,913)	$(2,117,384)	$(15,587,575)
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation & amortization	289,266	160,852	450,118
Share based compensation	4,512,069	-	4,512,069
Conversion of ordinary shares to founders shares	2,803,500	—	2,803,500
Derivative liability	(15,854)	—	(15,854)
Issuance of ordinary shares to consultants	—	339,999	1,019,999
Loss on extinguishment of debt	549,480		549,480
Increase (decrease) in cash attributable
to changes in operating assets and liabilities:
Accounts receivable and prepaid expenses	268,803	(167,045)	(21,415)
Accounts payable and accrued expenses	952,680	840,934	2,422,706
Related party	(24,637)	172,079	255,912
Other accrued liabilities	31,610	—	31,610
Grant liability	388,164	86,888	475,052

Net cash used in operating activities	(2,819,832)	(683,677)	(3,104,398)

Cash flows from investing activities:
Restricted cash	(62,611)	(20,813)	(83,424)
Purchase of property and equipment	(26,562)	(16,266)	(42,828)
Purchase of intangible assets	-	(420,248)	(520,248)

Net cash used in investing activities	(89,173)	(457,327)	(646,500)

Cash flows from financing activities:
Proceeds from issuance of shares, net	1,121,881	2,808,368	3,639,849
Issuance of convertible loans	150,000	116,000	266,000
Repayment of debt	(60,000)	-	(60,000)

Net cash provided by financing activities	1,211,881	2,924,368	3,845,849

Effect of exchange rate changes on cash and cash equivalents	-	-	-
Net change in cash and cash equivalents	(1,697,124)	1,783,364	94,951
Cash and cash equivalents beginning of year	1,792,075	8,711	-

Cash and cash equivalents end of year	$94,951	$1,792,075	$94,951

Supplemental disclosures of cash flow Information:
Cash paid during the year for:
Cash paid for income taxes	$—	$—	$-
Cash paid for interest	—	13,000	13,000
Supplemental disclosures of non-cash financing activities:
Intangible assets acquired in non-monetary exchange	$435,775	$3,282,424	$3,818,199

Immune Pharmaceuticals Ltd.

Notes to the Consolidated Financial Statements

Note A — Nature of Operations and Basis of Presentation

1.	Nature of Operations

Immune Pharmaceuticals Ltd., together with its United States subsidiary, Immune Pharmaceuticals Corporation (“Immune” or the “Company”), is an Israel-based biopharmaceutical company focused on the discovery, development and commercialization of drugs using monoclonal antibodies and NanomAbs technology to treat unmet medical needs in the areas of inflammatory diseases and oncology. The Company was formed and commenced operations on July 11, 2010 and is incorporated and headquartered in Israel. Immune’s lead drug candidate, Bertilimumab, is a fully human monoclonal antibody that targets eotaxin, a key mediator of inflammation, angiogenesis and neurogenesis. Bertilimumab is currently in Phase II clinical development in patients with moderate-to-severe ulcerative colitis. Immune’s second drug candidate is an anti-cancer compound, which incorporates Immune’s NanomAb technology, and is currently in pre-clinical testing.

In November 2012, the Company entered into a definitive Merger Agreement and Plan of Reorganization with EpiCept Corporation, a Delaware corporation located in Tarrytown, New York. The terms of the Merger Agreement, as amended, provide that, upon the closing of the Merger, EpiCept will issue shares of its common stock to Immune shareholders in exchange for all of the outstanding shares of Immune, with EpiCept stockholders retaining approximately 19% ownership of EpiCept and Immune shareholders receiving approximately 81%, calculated on an adjusted fully diluted basis, with certain exceptions. The proportionate ownership of the Company after the Merger by EpiCept stockholders and Immune shareholders is also subject to further adjustment. The Merger is anticipated to close during the first half of 2013 and is subject to satisfaction of certain customary closing conditions.  The Company believes the Merger will allow it to access new capital markets, though there is no guarantee the Company will be able to raise additional funds at terms acceptable to the Company. However, as the Merger may not close before the need for additional funds, Immune is considering various transactions to obtain additional cash resources to fund operations and clinical trials.

2.	Liquidity

For the period from commencement of operations to date, the Company has been a development stage enterprise and, accordingly, the Company’s operations have been directed primarily toward developing its licensed technologies. The Company has experienced net losses since its inception and as of December 31, 2012 had an accumulated deficit of approximately $15,600,000. Such losses and accumulated deficit resulted from the Company’s absence of revenue and costs incurred in the development of the Company’s technologies.

The accompanying financial statements have been prepared on a basis which assumes that Immune will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Immune has a limited operating history and has incurred losses from operations since its inception. These factors raise substantial doubt as to Immune’s ability to continue as a going concern. The accompanying financial statements do not include adjustments that might result from this uncertainty.

Note B — Summary of Significant Accounting Policies

1.	Basis of presentation:

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.”). The consolidated financial statements include the financial statements of Immune Pharmaceuticals, Ltd. and its wholly-owned U.S. subsidiary, Immune Pharmaceuticals Corporation. All significant intercompany balances and transactions have been eliminated in consolidation. The Company’s functional currency is the U.S. dollar.

2.	Use of estimates:

In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Significant estimates include impairment of long lived assets (including intangible assets), amortization of intangible assets, depreciation, stock based compensation, valuation of options and warrants and valuation of income taxes. Actual results could differ from those estimates.

3.	Cash and cash equivalents

The Company considers investments with original maturities of three months or less to be cash equivalents. Restricted cash primarily represents cash not available for immediate and general use by the Company. The Company maintains cash and cash equivalents with certain major financial institutions in the U.S. and Israel. At certain times during the year cash may exceed federally insured limits.

4.	Intangible Assets

The Company accounts for the purchases of intangible assets in accordance with the provisions of ASC 350 Intangibles. Intangible assets are recognized based on their acquisition cost. The assets will be tested for impairment at least once annually, if determined to have an indefinite life, or whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable. If any of our intangible or long-lived assets are considered to be impaired, the amount of impairment to be recognized is the excess of the carrying amount of the assets over its fair value. Applicable long-lived assets, including intangible assets with definitive lives, are amortized or depreciated over the shorter of their estimated useful lives, the estimated period that the assets will generate revenue, or the statutory or contractual term in the case of patents. Estimates of useful lives and periods of expected revenue generation are reviewed periodically for appropriateness and are based upon management’s judgment

5.	Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets, except for leasehold improvements, which are depreciated over the terms of their related leases or their estimated useful lives, whichever is less. Expenditures for maintenance and repairs, which do not improve or extend the expected useful life of the assets, are expensed to operations while major repairs are capitalized.

Estimated
	Method	Useful Life

Computer and accessories	Straight-line	3 — 5 years
Equipment	Straight-line	3 — 5 years
Furniture and fixtures	Straight-line	7 years

6.	Share-based compensation

The Company recognizes compensation expense for all equity-based payments. Stock based compensation issued to employees is accounted for under Accounting Standard Codification (“ASC”) ASC 718-10, “Compensation– Share Compensation” (“ASC 718-10”). The Company utilizes the Black-Scholes valuation method to recognize compensation expense over the vesting period. Certain assumptions need to be made with respect to utilizing the Black-Scholes valuation model, including the expected life, volatility, risk-free interest rate and anticipated forfeiture of the stock options. The expected life of the stock options was calculated using the method allowed by the provisions of ASC 718-10. The risk-free interest rate is based on the rates paid on securities issued by the U.S. Treasury with a term approximating the expected life of the options. Estimates of pre-vesting option forfeitures are based on the Company’s experience. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

The Company accounts for stock-based transactions with non-employees in which services are received in exchange for the equity instruments based upon the fair value of the equity instruments issued, in accordance with ASC 718-10 and ASC 505-50, “Equity-Based Payments to Non-Employees.” The two factors that most affect charges or credits to operations related to stock-based compensation are the estimated fair market value of the common stock underlying stock options for which stock-based compensation is recorded and the estimated volatility of such fair market value. The value of such options is quarterly remeasured and income or expense is recognized during the vesting terms.

Accounting for share-based compensation granted by the Company requires fair value estimates of the equity instrument granted or sold. If the Company’s estimate of the fair value of stock-based compensation is too high or too low, it will have the effect of overstating or understating expenses. When stock-based grants are granted in exchange for the receipt of goods or services, the Company estimates the value of the stock-based compensation based upon the value of its ordinary shares.

7.	Income Taxes

Immune accounts for income taxes in accordance with ASC 740, “Income Taxes.” The Company is required to file income tax returns in Israel, and for its U.S. subsidiary in the appropriate U.S. federal jurisdiction, and New York State and City. Because the Company incurred losses in the past, all prior years are open and subject to audit examination in relation to the losses generated. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

The Company accounts for its income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized based upon the differences arising from carrying amounts of the Company’s assets and liabilities for tax and financial reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in the period when the change in tax rates is enacted. A valuation allowance is established when it is determined that it is more likely than not that some portion or all of the deferred tax assets will not be realized. A full valuation allowance has been applied against the Company’s net deferred tax assets at December 31, 2012 and 2011, because it is not more likely than not that the Company will realize future benefits associated with these deferred tax assets.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company has accrued penalties associated with any unrecognized tax benefits during the years ended December 31, 2012 and 2011.

8.	Research and Development

The Company expects that a large percentage of its future research and development expenses will be incurred in support of current and future preclinical and clinical development programs. These expenditures are subject to numerous uncertainties in timing and cost to completion. The Company tests its product candidates in numerous preclinical studies for toxicology, safety and efficacy. The Company then conducts early stage clinical trials for each drug candidate. As the Company obtains results from clinical trials, it may elect to discontinue or delay clinical trials for certain product candidates or programs in order to focus resources on more promising product candidates or programs. Completion of clinical trials may take several years but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate

The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including:

• the number of sites included in the trials;

• the length of time required to enroll suitable patients;

• the number of patients that participate in the trials;

• the number of doses that patients receive;

• the duration of follow-up with the patient;

• the product candidate’s phase of development; and

• the efficacy and safety profile of the product.

Expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct clinical trials on the Company’s behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, estimates of expenses are modified accordingly on a prospective basis.

None of the Company’s drug candidates has received FDA or foreign regulatory marketing approval. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that its clinical data and that of its collaborators establish the safety and efficacy of our drug candidates. Furthermore, the Company’s strategy includes entering into collaborations with third parties to participate in the development and commercialization of its products. In the event that third parties have control over the preclinical development or clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under the Company’s control. The Company cannot forecast with any degree of certainty which of its drug candidates will be subject to future collaborations or how such arrangements would affect its development plan or capital requirements.

9.	Foreign Currency

The Company enters into certain transactions denominated in currencies other than the U.S. dollar. At the balance sheet date any amounts denominated in other than the U.S. dollar are translated into U.S. dollars at the year-end exchange rate and recorded as expense in the current period. Revenue and expenses are translated into U.S. dollars at the exchange rate in effect on the date of the transaction.

10.	Segment information

The Company operates in one reportable segment: acquiring, developing and commercializing prescription drug products. Accordingly, the Company reports the accompanying consolidated financial statements in the aggregate, including all of its activities in one reportable segment.

11.	Fair Value of Financial Instruments

The Company applies ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to all financial instruments that are being measured and reported on a fair value basis, non-financial assets and liabilities measured and reported at fair value on a non-recurring basis, and disclosures of fair value of certain financial assets and liabilities.

The following fair value hierarchy is used in selecting inputs for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Inputs other than Level 1 that are observable for similar assets or liabilities either directly or indirectly.

•	Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable.

The financial instruments recorded in the Company’s Consolidated Balance Sheets consist primarily of cash and cash equivalents, and accounts payable. The carrying amounts of the Company’s cash and cash equivalents and accounts payable approximate fair value due to their short-term nature.

12.	Impairment of Long-Lived Assets and Intangibles

The Company performs impairment tests on its long-lived assets when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. If the carrying value is not recoverable, the asset or asset group is written down to fair value. No such impairments have been identified with respect to the Company’s long-lived assets, which consist primarily of intangible assets at December 31, 2012 and 2011.

13.	Derivatives

The Company accounts for its derivative instruments in accordance with ASC 815-10, “Derivatives and Hedging” (“ASC 815-10”). ASC 815-10 establishes accounting and reporting standards requiring that derivative instruments, including derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. ASC 815-10 also requires that changes in the fair value of derivative instruments be recognized currently in results of operations unless specific hedge accounting criteria are met. The Company has not entered into hedging activities to date.

14.	Beneficial conversion feature of certain instruments

The convertible feature of certain financial instruments provide for a rate of conversion that is below market value at the commitment date. Such feature is normally characterized as a beneficial conversion feature (“BCF”). Pursuant to ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”), the estimated fair value of the BCF is recorded as a dividend if it is related to preferred stock.

15.	Subsequent Events

The Company has evaluated subsequent events through May 14, 2013, which is the date these financial statements were available to be issued (See Note M).

16.	Recently Issued Accounting Standards

In February 2013, the Financial Accounting Standards Board (the “FASB”) issued an accounting standards update that requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amounts are required to be reclassified in their entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. This guidance will be effective for reporting periods beginning after December 15, 2012, which will be the Company’s fiscal year 2013, with early adoption permitted. Immune does not expect adoption of this standard will have a material impact on Immune’s financial position or results of operations.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”). This newly issued accounting standard allows an entity the option to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test for indefinite-lived intangibles other than goodwill. Under that option, an entity would no longer be required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on that qualitative assessment, that it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount. This ASU is effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. Immune does not expect adoption of this standard will have a material impact on Immune’s financial position or results of operations.

In June 2011, the FASB issued a new standard on the presentation of comprehensive income. The new standard eliminated the alternative to report other comprehensive income and its components in the statement of changes in equity. Under the new standard, companies can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive statements. Immune’s adoption of this guidance during the year ended December 31, 2012 did not have an impact on Immune’s consolidated financial statements as the Company has no other comprehensive income or losses.

Note C – License Agreements

1.	iCo Therapeutics Inc.(“iCo”)

In December 2010, iCo granted Immune an option to sub-license the use of Bertilimumab from iCo, which obtained certain exclusive license rights to intellectual property relating to Bertilimumab pursuant to a license agreement with Cambridge Antibody Technology Group Plc, and to which Immune became a party. In June 2011, Immune exercised its option and obtained a worldwide license from iCo for the use and development of Bertilimumab for all human indications, other than ocular indications, pursuant to a product sub-license agreement. Under the final terms of the Agreement , Immune paid initial consideration of $1,719,840, comprised of (i) $500,000 in cash, (ii) 600,000 ordinary shares, which were valued at $1,029,840 (or $1.72 per share) and (iii) 200,000 warrants, which were valued at $190,000 (or $0.95 per warrant). In addition to this consideration iCo received anti-dilution rights equal to 6.14% of the Company’s issued and outstanding share capital of the Company on a fully diluted basis. iCo will be subject to dilution up to 2.5% (on a fully diluted and as converted basis) upon, and at any time following, any future issuance of securities in connection with a financing made at a Company pre-money valuation that is higher than $30,000,000. This right shall lapse upon the earlier of: the consummation of an initial public offering involving the listing of the Company’s shares on an internationally-recognized stock exchange, or a Deemed Liquidation event, as defined in the Company’s Amended and Restated Articles of Association. The Company believes that the Merger qualifies as a Deemed Liquidation event. The anti-dilution shares were determined to be a derivative liability with a fair value of $788,828. At December 31, 2012 and 2011 the derivative liability was $584,521 and $712,763, respectively. During the years ended December 31, 2012 and 2011 and period from June 2010 through December 31, 2012, $15,854, $0 and $15,854, was charged to derivative liability income in the statement of operations. During the years ended December 31, 2012 and 2011 and period from June 2011 through December 31, 2012, 64,384, 44,224 and 108,608 shares became issuable to iCo, respectively.

iCo may receive from Immune $32 million in milestone payments plus royalties equal to 8.5%. These milestones include the first dosing in a Phase III clinical trial, filing a Biologics License Application/Marketing Autorization Application, or a BLA/MMA, approval of a BLA/MAA and the achievement of $100 million in aggregate sales of licensed products for use in irritable bowel disease. The term of the license lasts until the expiration of all payment obligations on a country-by-basis, at which point the license will be deemed fully paid, perpetual and irrevocable with respect to that country. However, iCo retains the worldwide exclusive right to the use of Bertilimumab for all ocular applications.

2.	Yissum Research Development Company of The Hebrew University of Jerusalem Ltd. (“Yissum”)

In April 2011, Yissum granted Immune a license that includes patents, research results and knowhow related to the NanomAbs technology. Yissum granted Immune an exclusive license, with a right to sub-license, to make commercial use of the licensed technology in order to develop, manufacture, market, distribute or sell products derived from the license. Immune paid consideration of 800,000 shares, which were valued at $693,706 (or $0.87 per share). Under the license agreement, Immune is required to pay the following: (i) royalties in the amount of up to 4.5% of net sales; (ii) an annual license maintenance fee between $30,000 for the first year and up to a maximum of $100,000 from the first year through the sixth year; (iii) ongoing research fees of at least $400,000 for the first year and at least $400,000 from the second year through the sixth year (but, not to exceed $1,800,000 in the aggregate); (iv) milestone payments up to $8,550,000 (based on the attainment of certain milestones, including IND application submission, patient enrollment in clinical trials, regulatory approval and commercial sales); and (v) sub-license fees in amounts up to 18% of any sub-license consideration. The license expires, on a country-by-country basis, upon the later of the expiration of (i) the last valid licensed patent, (ii) any exclusivity granted by a governmental or regulatory body on any product developed through the use of the licensed technology or (iii) the 15-year period commencing on the date of the first commercial sale of any product developed through the use of the licensed technology. Upon the expiration of the license, Immune will have a fully-paid, non-exclusive license to the licensed technology.

3.	MabLife SAS(“MabLife”)

In March 2012, Immune acquired from MabLife, through an assignment agreement, all rights, titles and interests in and to the patent rights, technology and deliverables related to the anti-Ferritin mAb, AMB8LK, including its nucleotide and protein sequences, its ability to recognize human acid and basic ferritins, or a part of its ability to recognize human acid and basic ferritins. The consideration is as follows: (i) $600,000 payable in six annual installments (one of such installments being an upfront payment made upon execution of the agreement) with a fair value of $435,775 and an interest rate of 12%; and (ii) royalties of 0.6% of net sales of any product containing AMB8LK or the manufacture, use, sale, offering or importation of which would infringe on the patent rights with respect to AMB8LK. Immune is required to assign the foregoing rights back to MabLife if Immune fails to make any of the required payments, is declared insolvent or bankrupt or terminates the agreement. $60,000 was paid to MabLife upon execution of agreement in April 2012 and $35,250 of interest was expensed during the year ended December 31, 2012. Future payments are due annually in the following amounts: $80,000 in April, 2013, $100,000 in April, 2014, and $120,000 on each of the following three anniversaries from April 2015 through April 2017. The present value of future payments was determined to be $375,775; $36,089 of which was determined to be short term and $339,686 of which was determined to be long term.

4.	Jean Kadouche, Immune Pharma (Techologies) SAS and Alan Razafindrastita (“Kadouche”)

In March 2011, Kadouche, a related party (See Note K [3]), sold, assigned and transferred to Immune the entire right, title and interest for all countries, in and to any and all patents and inventions related to mice producing human antibodies and a method of preparation of human antibodies, collectively, the Human Antibody Production Technology Platform. Immune paid Kadouche total consideration of $700,298, consisting of (i) $20,298 in cash, and (ii) 800,000 ordinary shares, which were valued at $680,000 (or $0.85 per share).Through the Human Antibody Production Technology Platform and additional laboratory work, human immune systems and specific cell lines are introduced in mice, enabling the mice to produce human mAbs.

5.	Lonza Sales AG (“Lonza”)

On May 2, 2012, Lonza granted Immune a sub-licensable, non-exclusive worldwide license under certain know-how and patent rights to use, develop, manufacture, market, sell, offer, distribute, import and export Bertilimumab, as it is produced through the use of Lonza’s system of cell lines, vectors and know-how. If Lonza manufactures Bertilimumab, Immune is required to pay to pay Lonza a royalty of 1% of the net selling price of the product. If Immune or one of its strategic partners manufactures Bertilimumab, Immune is required to Lonza £75,000, or approximately $113,873, annually during the course of the license agreement (first payable upon commencement of Phase II clinical trials) plus a royalty of 1.5% of the net selling price of the product, and if any other party manufactures the Bertilimumab, Immune is required to pay to Lonza £300,000, or approximately $455,490, per sublicense annually during the duration of such sublicense plus a royalty of 2% of the net selling price of the product. In addition, Immune is required to pay Lonza £2,000, or approximately $3,045, for the supply of certain cell lines, if it uses such cell lines. Notwithstanding the foregoing, Immune is not obligated to manufacture bertilimumab through the use of Lonza’s system. The royalties are subject to a 50% reduction based on the lack of certain patent protections, including the expiration of patents, on a country-by-country basis. Unless earlier terminated (including, but not limited to, the reasons set forth below), the license agreement continues until the expiration of the last enforceable valid claim to the licensed patent rights, which expire between 2014 and 2016.

Note D – Intangible Assets

The value of the Company’s intangible assets is summarized below:

	iCo	Yissum	Kadouche	Mablife	Total

Balance, December 31, 2010	$-	$-	$-	$-	$-
Additions	2,508,668	693,706	700,298	—	3,902,672
Amortization	(87,059)	(34,083)	(39,012)	—	(160,154)

Balance, December 31, 2011	2,421,609	659,623	661,286	—	3,742,518
Additions	—	—		435,775	435,775
Amortization	(167,244)	(46,247)	(46,687)	(22,127)	(282,305)

Balance, December 31, 2012	$2,254,365	$613,376	$614,599	$413,648	$3,895,988

The intangibles above were determined by management to have a 15 year useful life. Amortization expense amounted to $282,305, $160,154 and $442,459 for the years ended December 31, 2012 and 2011 and the cumulative period from July 11, 2010 (Date of Inception) through December 31, 2012, respectively.

Note E — Property and Equipment

	December 31,	December 31,
	2012	2011

Computer and accessories	$12,399	$8,620
Equipment	21,105	2,533
Furniture & fixtures	9,324	5,114

Less accumulated depreciation and amortization	(7,659)	(699)

Property and equipment, net	$35,169	$15,568

Depreciation expense amounted to $6,960, $699 and $7,659 for the years ended December 31, 2012 and 2011 and the cumulative period from July 11, 2010 (date of inception) through December 31, 2012, respectively.

Note F – Convertible Debt

In May 2011, the Company borrowed $260,000 from a single institutional investor via the issuance of convertible debt. The debt carried a fixed rate of interest of 1% per month, payable monthly, and was due and payable in May 2012, if not earlier converted, with an option for the investor to transfer the loan after three months. In connection with the debt issuance, the Company granted to the investor $78,000 of warrants (30% coverage) to purchase the Company’s ordinary shares with terms to be agreed upon at a later date and an option to invest up to $260,000 in a future round of financing at a 35% discount. In August 2011, the loan was amended and an extension to the stated maturity was granted in return for an increase in the equivalent fair value of the warrants to be issued from $78,000 to $221,000 and an increase in the future option to invest at a 35% fair value from $260,000 to $1,106,560. The increase in the fair value of the warrants expected to be issued was determined to have a fair value of $143,000 was determined to have a fair value of $77,350 which was recorded as a loan extension fee on the date of amendment. In November 2011, the principal balance of the loan plus accrued interest was repaid in cash. The Company is continuing to negotiate the terms of the warrant and discount off the share price in a future financing transaction and will record any additional charges upon finalization of the terms.

In January 2011, the Company received $100,000 in gross proceeds from a private investor via an issuance of convertible debt. The debt had no stated maturity, carried an interest rate of LIBOR + 2% payable annually and was convertible into ordinary shares of the Company, based on the occurrence of certain future financing transactions, at a discount off fair market value. In June 2011, the principal balance and accrued unpaid interest on this note was converted into 120,123 ordinary shares of the Company which resulted in a loss on extinguishment of the debt of $106,909. Prior to the date of conversion the Company entered into a share buy-back agreement whereby the Company agreed to purchase back 50% of the shares received as a result of the convertible loan investment if the shareholder elected to do so prior to 12/31/12. The Company recorded a liability of $50,000 to account for the potential buy-back at December 31, 2011 which was reversed and recorded in equity during December 2012 when the buy-back commitment expired unexercised.

In December 2010, the Company received $116,705 in gross proceeds from three private investors via the issuance of convertible debt. The debt had no stated maturity, carried an interest rate of LIBOR + 1.5% payable annually and was convertible into ordinary shares of the Company, based on the occurrence of certain future financing transactions, at a discount off fair market value. In March 2011, the principal balance and accrued unpaid interest on this note was converted into 142,830 ordinary shares of the Company which resulted in a loss on extinguishment of the debt of $7,142. Prior to the date of conversion the Company entered into a share buy-back agreement with two shareholders whereby the Company agreed to purchase back all shares received as a result of the conversion of the debt if the shareholder elected to do so prior to 12/20/12. The Company recorded a liability of $66,000 to account for the potential buy-back at December 31, 2011 which was reversed and recorded in equity during December 2012 when the buy-back commitment expired unexercised.

In December 2010, the Company entered in a convertible note agreement with the Chief Executive Officer, which was intended to be a convertible line of credit, for $250,000. The debt had a 24-month term, carried an interest rate of LIBOR + 1.5% payable annually and was convertible into ordinary shares of the Company, based on the occurrence of certain future financing transactions, at a discount off fair market value. Net borrowings (repayments) under this agreement amounted to ($187,970), $79,500 and $0 for the years ended December 31, 2012 and 2011 and the cumulative period from July 11, 2010 (date of inception) through December 31, 2012, respectively. In June 2012, the principal balance and accrued unpaid interest of $198,000 on this note was repaid. In June 2012 the Company made a cash payment of $19,800 and the remaining balance of $178,200 converted into 408,809 ordinary shares of the Company which resulted in a loss on extinguishment of the debt of $549,480.

Note G – Stockholders Equity

1. Capitalization

Pursuant to the original Articles of Association, the Company authorized 100,000,000 ordinary             shares, 0.10 NIS par value (approximately $0.03), to be issued. In July 2011 the Company amended its articles of association to include an anti-dilution provision for iCo (see Note C[1]). In July 2012 the Company further amended its articles of association to divide the 100,000,000 authorized shares into the following three classes of shares (i) 92,500,000 ordinary shares, $0.03 par value, (ii) 3,000,000 shares of Series A Preferred Shares (“Series A”), $0.03 par value and (ii) 4,500,000 founder shares $0.03 par value.

2. Preferred Shares

In July 2012, Immune authorized three million shares and issued 2,529,865 shares of its Series A Preferred shares in exchange for the same number of its ordinary shares held by several investors in the Company. Each Series A Preferred share confers on the holder the right to one vote for each ordinary share into which such Series A Preferred share is convertible at the time of such vote and shall otherwise have the same voting rights and powers as holders of the Company’s ordinary shares. Holders of Series A Preferred shares are entitled to a preference in the event of a liquidation equal to the applicable price actually paid to the Company for the ordinary shares to which such Series A Preferred shares was converted.

3. Founder Shares

In June 2012, Immune issued 4,500,000 founder shares to Dr. Daniel Teper in exchange for 4,500,000 ordinary shares that he held. Founder shares confer on Dr. Teper the same rights held by ordinary shareholders plus a preference in the event of (i) a Deemed Liquidation event, as defined in the Company’s Amended and Restated Articles of Association, reflecting a price per share of less than $2.70 or a Company valuation of less than $42 million on a fully diluted basis, equal to 125% of the consideration received by the holders of ordinary shares upon distribution or (ii) a Deemed Liquidation event reflecting a price per share of more than $2.70 or at a Company valuation of more than $42 million on a fully diluted basis equal to 150% of the consideration received by the holders of the ordinary shares upon distribution. The Company fair valued the preference given to the holder of the founder shares and recorded a conversion expense of $2,803,500 (See note K [1]).

4. Ordinary Shares and Ordinary Shares Warrants

At various times during 2012, Immune issued a total of 702,273 shares of its ordinary shares to private investors at per share prices ranging from $2.00 to $2.50 plus a total of 209,619 warrants to purchase ordinary shares for total gross proceeds of $1,237,881. The warrants have a three year life and a weighted average exercise price of $2.50. The Company allocated the gross proceeds between the ordinary shares and the warrants based on their relative fair values. The fair value of the warrants was $134,043 determined using the Black-Sholes option pricing model (volatility-76.8%, risk free rates of 0.3%-0.4%, dividends-zero, weighted average life-3 years). The warrants meet the requirements, and have been accounted for, as equity in accordance with ASC 815-40.

The anti-dilution provisions of Immune’s agreement with iCo resulted in the issuance of ordinary shares at various times during 2011 and 2012. See Note C [1] for details of shares issuable to iCo and account for the related derivative liability.

The Company entered into an investment agreement in March 2011 that contained an anti-dilution provision which allowed the investor to maintain an ownership percentage of 6.67%, on a fully diluted basis, until such time that the Company raised $3,000,000 in equity financing. Immune’s agreement with this investor resulted in the issuance of additional ordinary shares at various times between June and December 2011. In total 138,434 ordinary shares, with a fair value of $238,106, were issued to this investor.

In June 2012, Immune converted the balance outstanding of its loan from Immune’s Chief Executive Officer into 408,809 ordinary shares – see Note F. Additionally, in June 2012, the Company redeemed 4,500,000 shares via the conversion into the same number of founder shares. In July 2012, Immune redeemed 2,517,185 ordinary shares via the conversation into the same number of Series A Preferred shares.

At various times during 2011, Immune issued a total of 1,814,740 ordinary shares to private investors at per share prices ranging from $1.00 to $2.00 plus a total of 626,540 warrants to purchase ordinary shares for total gross proceeds of $2,480,143. The warrants have a three year life and a weighted average exercise price of $1.83. The Company allocated the gross proceeds between the ordinary shares and the warrants based on their relative fair values. The fair value of the warrants was $464,248 determined using the Black-Sholes option pricing model (volatility-101.1%, risk free rates of 0.4%-1.3%, dividends-zero, weighted average life-3 years). The warrants meet the requirements of, and have been accounted for as equity in accordance with ASC 815-40.

In December 2010, Immune issued 1,000,000 ordinary shares to the founders of the Company for no consideration and 800,000 ordinary shares, with a fair value of $680,000, for consulting services included in SG&A expense. In October 2010 the Company issued 4,000,000 ordinary shares to the Chief Executive Officer for his contribution of his interest in Immune Pharmaceuticals Corporation to the Company. This transaction was between entities under common control and was recorded using the carry over basis of Immune Pharmaceuticals Corporation.

Note H — Share Option Plan

On May 5, 2011, Immune’s board of directors adopted and its shareholders approved the Immune Pharmaceuticals Ltd. 2011 Share Ownership and Option Plan (the “Plan”) authorizing Immune to grant ordinary shares to eligible employees, directors, and consultants in the form of share options and other types of share purchase rights. The amount, terms, and exercisability provisions of grants are determined by the board of directors.

The purpose of the Plan is to provide Immune with the flexibility to use shares, options or other awards based on Immune’s ordinary shares as part of an overall compensation package to provide performance-based rewards to attract and retain qualified personnel. Such awards include, without limitation, options, share appreciation rights, sales or bonuses of restricted shares, restricted share units or dividend equivalent rights, and an award may consist of one such security or benefit, or two or more of them in any combination or alternative. Vesting of awards may be based upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. There are 4,066,022 common shares reserved for issuance under the Plan, of which 3,775,534 were granted, net of cancellations, and exercises as of December 31, 2012.

Incentive and non-statutory share options are granted pursuant to option agreements adopted by the plan administrator. Options generally have 10-year contractual terms.

Immune estimates the fair value of share option grants using a Black-Scholes option pricing. In applying this model, Immune uses the following assumptions:

•	Risk-Free Interest Rate: Immune determined the risk-free interest rate equivalent to the expected term based on the U.S. Treasury constant maturity rate.

•	Expected Volatility: Immune determined its future share price volatility based on the average historical share price volatility of comparable peer companies.

•	Expected Term: Due to the limited exercise history of Immune’s share options, Immune determined the expected term based on the stratification of employee groups and the expected effect of events that have indications on future exercise activity. Expected life for options granted to employees uses the Simplified Method, while options granted to non-employees uses an expected term equal to the life of the contract.

•	Expected Dividend Rate: Immune has not paid and does not anticipate paying any cash dividends in the near future.

The fair value of each option award was estimated on the grant date using the Black Scholes option-pricing model and expensed under the straight line method. The following assumptions were used:

Stock option plans	2012

Exercise price	$0.0252 - $2.0000
Expected stock price volatility	91.9%
Risk free rate of interest	1.53% - 2.01%
Expected life of options	5 years – 10 years

The fair value for non-employee share based awards are mark-to-marketed on each valuation date until vested using the Black Scholes pricing model. The following table summarizes the stock-based compensation expense for the year ended December 31, 2012 and 2011, and from the period July 10, 2010 (date of inception) to December 31, 2012:

Weighted
		Range of	average
		exercise	exercise
	Shares	price	price
Options outstanding at July 10, 2010	-	$-	$-
Granted	-	—	-

Options outstanding at December 31, 2010	-	—	-
Granted	-	—	-

Options outstanding at December 31, 2011	-	—	-
Granted	3,890,534	0.03-2.00	0.33
Exercised	—	-	-
Forfeited	115,000	0.44-0.61	0.57

Options outstanding at December 31, 2012	3,775,534	$0.03-2.00	$0.32

The Company estimated $5,600,000 of share-based compensation will be recognized as compensation expense over the vesting period, which was amortized over the weighted average remaining requisite service period of 2.5 years. The Company recognized total share-based compensation of $4,500,000 and $0 in 2012 and 2011, respectively, related to the options granted. Future grants of options will result in additional charges for stock-based compensation that will be recognized over the vesting periods of the respective options.

The intrinsic value of stock options outstanding and exercisable is $0 at December 31, 2010. The unrecognized expense related to stock options at December 31, 2012 was approximately $1,100,000.

Note I — Commitments and Contingencies

1. Leases:

The Company leases facilities and certain equipment under agreements accounted for as operating leases. The leases generally contain renewal options and require the Company to pay all executory costs such as maintenance and insurance. The Company leases approximately 2,900 square feet located at 15 Aba Eban Street Herzlya, Israel that expires on December 31, 2013. Rent expense approximated $77,000 for each of the years ended December 31, 2012 and 2011. Future minimum rental payments under non-cancelable operating leases is approximately $52,000 through 2013.

2. Employment agreements:

The Company is committed under various employment agreements with senior management. The agreements provide for, among other things, salary, bonus, severance payment, and certain other payments, each as defined in the respective agreements.

3.	Consulting Contracts:

The Company is a party to a number of research, consulting, and license agreements, which require the Company to make payments to the other party upon the other party attaining certain milestones as defined in the agreements. The Company may be required to make future milestone payments as of December 31, 2012, totaling approximately $1,900,000 under these agreements, of which approximately $800,000 is payable during 2013 and approximately $1,200,000 is payable from 2014 through 2016. The Company is obligated to make future royalty payments to iCo, Mablife and Yissum.

Note J — Income Taxes

The Company recorded a provision for income taxes of $10,325, and $30,325 for the years ended December 31, 2012 and 2011 related to uncertain tax positions, and minimum state income taxes. A reconciliation between the Company’s effective tax rate and the Israel statutory rate of 25% for the years ended December 31, 2012 and 2011 relate primarily to valuation allowance, uncertain tax positions and other permanent items.

Net deferred tax assets (liabilities) as of December 31, 2012 and 2011 consist of the following:

	December 31,
	2012	2011
Deferred Tax Asset
Net Operating Loss Carryforward	1,979,508	531,339
Temporary Differences	12,565	2,389

Total deferred tax assets	1,992,073	533,728
Valuation Allowance	(1,992,073)	(533,728)
Deferred tax asset, net of allowance	—	-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. The Company has determined that, based on objective evidence currently available, it is more likely than not that the deferred tax assets will not be realized in future periods. Accordingly, the Company has provided a valuation allowance for the full amount of the deferred tax assets at December 31, 2012 and December 31, 2011.

As of December 31, 2012, Immune Pharmaceuticals Ltd. has a gross net operating loss carry forwards of approximately $5,420,000 for Israeli tax purposes which do not expire. This represents approximately $1,355,000 of the deferred tax asset and is the only non US deferred tax amount. As of December 31, 2012, Immune Pharmaceuticals Corporation has a U.S. federal net operating loss carryforward of $343,344 which will expire on December 31, 2030 and $343,319 of New York State and City net operating losses which will expire on December 31, 2030.

Utilization of such net operating losses may be limited under Internal Revenue Code Section 382, under circumstances where “change of ownership” occurs. Immune accounts for income taxes in accordance with ASC 740, “Income Taxes.” The Company is required to file income tax returns for its parent in Israel, and for its U.S. subsidiary in the appropriate U.S. federal jurisdiction, and New York State and City. Since the Company incurred losses in the past, all prior years are open and subject to audit examination in relation to the losses generated. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

	December 31,
	2012	2011
Beginning balance	30,000	—
US uncertain tax positions	11,000	20,000
Israeli uncertain tax positions	—	10,000

Ending balance	41,000	30,000

There are $41,000 and $30,000 of uncertain tax positions outstanding, and recorded in accrued expenses, as of December 31, 2012 and December 31, 2011 respectively. As Corp was considered to be an entity under common control the transaction was recorded at carryover basis.

Note K — Related Party Arrangements

1. Daniel Teper

Immune issued 500,000 ordinary shares to Daniel Teper, Chairman and Chief Executive Officer of the Company, at its formation in July 2010. At the time of the transaction, Dr. Teper became a 50% owner of the Company along with Jean Kadouche (See Note K [3]). The Company assigned no value to the shares issued in this transaction.

In October 2010, the Company issued 4,000,000 ordinary shares in connection with Dr. Teper’s contribution of Immune Corp. The Company also entered into a loan agreement with Dr. Teper under which Dr. Teper agreed to lend to the Company up to $250,000. The loan bore an interest rate of Libor plus 1.5% and was convertible into the Company’s ordinary shares under certain conditions. The loan was due for repayment on the earlier of October 2012 or upon completion of subsequent financing which, when added to previous financing of the Company, totaled $2 million. The Company borrowed a net amount of $108,000 in 2010 and an additional net amount of $80,000 in 2011. In July 2012, the Company’s shareholders approved the conversion and repayment of the unpaid balance of the loan and accrued interest amounting to $187,970 into 408,809 ordinary shares at a price per share of $0.4359. The conversion price represented a discount from the fair value of the shares at the time of the conversion of $1.78 and, accordingly, the Company recorded a beneficial conversion expense of $549,000 in the third quarter of 2012.

In December 2010, the Company entered into a consulting agreement with Dr. Teper under which the Company agreed to pay Dr. Teper $25,000 per month for his services as Chief Executive Officer, which became payable upon the Company attaining a total of $3 million in financing. In June 2011, the Company entered into a services agreement with 21 West Partners LLC, a company owned and controlled by Dr. Teper, under which the Company agreed to pay $200,000 annually for services rendered plus reimbursement for certain expenses. Total expenses recorded for 21 West Partners LLC and Dr. Teper in the aggregate amounted to $212,000 and $200,000 in 2011 and 2012, respectively. As of December 31, 2012, the Company’s outstanding obligations to Dr. Teper under the agreements amounted to $116,000. The consulting agreement with Dr. Teper was terminated in September 2011.

In September 2011, the Company entered into an employment agreement with Dr. Teper under which he continued as the Company’s Chief Executive Officer. The Company agreed to compensate Dr. Teper with a monthly salary of approximately $10,000 plus benefits and reimbursement of certain expenses. Mr. Teper is eligible for an annual bonus of up to 50% of his annual salary based 50% upon successful achievement of personal objectives and the overall performance of his duties and obligations, and 50% on general corporate performance. The agreement is cancelable by Dr. Teper with six months’ prior notice and by the Company with twelve months’ prior notice.

In connection with the December 2010 consulting agreement, the Company issued ten-year options to Dr. Teper in July 2012 to purchase 300,000 ordinary shares at a price per share of $0.025. The options have vesting provisions based on the Company attaining successively higher amounts of financing. 100,000 options have vested as of December 31, 2012. The fair value of the option grant was $527,000, using the Black-Sholes option pricing formula, which is being expensed over the estimated vesting period. The Company awarded a ten-year option grant to purchase 50,000 ordinary shares at a price of $0.4359 per share in July 2012 that was immediately vested. The fair value of the grant was $76,000, which was charged to share compensation expense in the third quarter of 2012.

In June 2012, Immune issued 4,500,000 Founder shares to Dr. Teper in exchange for 4,500,000 shares of ordinary shares he held. Founder shares confer on Mr. Teper the same rights held by ordinary shareholders plus a preference in the event of a Deemed Liquidation event, reflecting a price per share of less than $2.70 or a Company valuation of less than $42 million on a fully diluted basis, equal to 125% of the consideration received by the holders of ordinary             shares upon distribution; or upon a Deemed Liquidation event reflecting a price per share of more than $2.70 or at a Company valuation of more than $42 million on a fully diluted basis equal to 150% of the consideration received by the holders of the ordinary shares upon distribution. The Company has estimated the fair value of the preference right at $2.8 million, based on management’s assessment of the probabilities of a Deemed Liquidation event occurring at either range against the probability of the Deemed Liquidation not occurring. The pending merger of the Company with EpiCept Corporation meets the definition of Deemed Liquidation event. The Company recorded an expense related to the liquidation preference granted to Dr. Teper of approximately $2,800,000 on the date of exchange.

2. Serge Goldner

In December 2010, the Company entered into a consulting agreement with Serge Goldner under which the Company agreed to pay $6,500 per month for his services as Chief Financial Officer, which became payable upon the Company attaining a total of $2 million in financing. Total expenses recorded for Mr. Goldner pursuant to the consulting agreement amounted to approximately $94,000 in 2011. In January 2012, the Company terminated the consulting agreement and entered into an employment agreement with Mr. Goldner under which he continued as the Company’s Chief Financial Officer. The Company agreed to compensate Mr. Goldner with a monthly salary of approximately $9,000 plus benefits including a company car and reimbursement of certain expenses. Mr. Goldner was eligible for an annual bonus of up to 30% of his annual salary based 50 % upon successful achievement of personal objectives and the overall performance of his duties and obligations, and 50 % on general corporate performance. The agreement is cancelable by Mr. Goldner with six months’ prior notice and by the Company with twelve months’ prior notice.

In connection with the December 2010 consulting agreement, the Company granted to Mr. Goldner ten-year options to purchase 100,000 ordinary shares at a price per share of $0.025. The options have vesting provisions based on the Company attaining successively higher amounts of financing. 50,000 of these options were vested as of December 31, 2012. The Company assigned no value to the ordinary shares issued to Mr. Goldner. The fair value of the option grant as of the grant date was $176,000, using the Black-Sholes option pricing formula, which is being expensed over the estimated vesting period.

In connection with Mr. Goldner’s employment agreement, the Company awarded ten-year options to purchase 850,000 ordinary shares in May 2012. 250,000 options have an exercise price of $0.0259 per share and vest quarterly over a two-year period. 600,000 of the options have an exercise price of $0.4359 per share and vest upon the earlier of the Company attaining a total of $10 million in financing or upon a Liquidation Event, as defined in the option agreement. The fair value of the grants was approximately $1.4 million as determined by the Black-Sholes option pricing formula and is being expensed over the estimated vesting period.

In November 2012, the Company awarded Mr. Goldner an option grant in connection with his continued employment with the Company. Ten-year options to purchase a total of 95,000 shares were granted at an exercise price of $0.6122 and were immediately vested. The fair value of the grant was approximately $120,000 and was expensed in the fourth quarter of 2012.

Mr. Goldner terminated his employment with the Company in April 2013. In connection with the termination, options to purchase 954,028 ordinary shares were immediately vested. The Company incurred share compensation expense of $0.1 million in connection with the vesting. Mr. Goldner is continuing on a temporary basis as the Company’s Chief Financial Officer at his pre-termination salary and benefits until the closing of the Merger with EpiCept Corporation.

3. Jean Elie Kadouche, Ph.D.

Immune issued 500,000 ordinary shares to Jean Elie Kadouche at its formation in July 2010. At the time of the transaction, Dr. Kadouche became a 50% owner of the Company. The Company assigned no value to the shares issued in this transaction.

Dr. Kadouche signed a 12 month consulting agreement with Immune Corp. in October 2009. Compensation under the agreement was $15,000 per month payable after the Company raised an aggregate amount of at least $2 million in equity. The Company expensed approximately $174,000 in fees to Dr. Kadouche in 2010 pursuant to the agreement.

In December 2011, the Company entered into a new consulting agreement pursuant to which Dr. Kadouche became a strategic advisor and member of the Company’s Scientific Advisory Board. The Company expensed fees associated with this agreement of $9,000 in 2011 and $53,000 in 2012.

In March 2011, Dr. Kadouche and a partner sold to the Company the entire right, title and interest for all countries, in and to any and all patents and inventions related to mice producing human antibodies and a method of preparation of human antibodies for the consideration of $20,298 (paid to Immune Pharma (Technologies) SAS, and 800,000 ordinary             shares. The transaction was treated as an asset purchase and valued at $680,000 based on the fair value of the Company’s ordinary shares on the transaction date of $0.85.
Dr. Kadouche currently serves in a consulting capacity as the Company’s Vice President, Innovation & Research focusing on the research and application of novel antibody technologies

4. Herve de Kergohen

Herve de Kergohen, M.D. is a member of the Company’s board of directors. In December 2011, the Company agreed to compensate Dr. Kergohen for his services in securing new financing for the Company. The Company agreed to pay Dr. Kergohen 5% of the proceeds from an investment transaction in cash and 50,000 ten-year options to purchase the Company’s ordinary shares at an exercise price of $0.0265 per share. The Company compensated Dr. Kergohen $43,000 in cash in 2011 for his services in connection with this agreement, and in July 2012 issued ten-year options having a fair value of $88,000 based on the Black-Sholes option pricing formula. The warrants are fully vested.

In July 2012, in connection with his board service, the Company awarded Dr. Kergohen options to purchase 50,000 ordinary shares at an exercise price of $0.4359 per share. The options were immediately vested. The fair value of the options, based on the Black-Sholes option pricing formula, was approximately $82,000.

5. Isaac Kobrin

Isaac Kobrin, M.D., has been a member of the Company’s board of directors since 2011. In November 2011, the Company agreed to compensate Dr. Kobrin $5,000 per month for consulting services plus options to purchase 60,000 ordinary shares at an exercise price of $0.0265. The Company expensed $8,000 and $52,000 in 2011 and 2012, respectively, in connection with this agreement. The Company issued the ten-year options in July 2012 with a fair value of $106,000 based on the Black-Sholes option pricing formula.

In July 2012, in connection with his board service, the Company awarded Dr. Kobrin ten-year options to purchase 50,000 ordinary shares at an exercise price of $0.4359 per share. The options were immediately vested. The fair value of the options, based on the Black-Sholes option pricing formula, was approximately $82,000.

6. Rene Tanenbaum

Rene Tanenbaum was a member of the Company’s board of directors from August 2011 until October 2012. The Company signed a consulting agreement with the firm of Myrtle Potter & Company in March 2012 at which time Ms. Tanenbaum was associated with the firm. In July 2012, Ms. Tanenbaum received an allocation of ten-year options to purchase 42,236 ordinary shares from the total amount of options issued to the firm in connection with the consulting agreement. The options had an exercise price of $0.6122 and were immediately vested. The fair value of the options was approximately $65,000 based on the Black-Sholes option pricing formula.

In July 2012, in connection with her board service, the Company awarded Ms. Tanenbaum options to purchase 50,000 ordinary shares at an exercise price of $0.4359 per share. The options were immediately vested. The fair value of the options, based on the Black-Sholes option pricing formula, was approximately $82,000.

7. David Naveh

The Company signed a consulting agreement with David Naveh in November 2009 to provide strategic advice. The contract provided for a monthly fee of $11,500 commencing once the Company had raised $2 million in financing. The Company expensed $123,000 and $8,000 in 2010 and 2011, respectively, in connection with this agreement.

In January 2011 the Company revised its agreement with Mr. Naveh. The Company agreed to pay a monthly consulting fee of $5,000 commencing upon the Company’s attaining $3 million in financing. The Company also agreed to issue to Mr. Naveh ten-year options to purchase 100,000 ordinary shares at an exercise price of $0.0265. The agreement was revised again in April 2012, reducing the consulting fee in return for a grant of ten-year options to purchase 155,000 ordinary shares at a price per share of $0.0265, 115,000 of which vested immediately and 25,000 were to vest upon attaining $3 million in financing and 15,000 were vested on December 31, 2012. All of the options were issued in July 2012. The fair value of the option grants totaled approximately $450,000 based on the Black-Sholes option pricing formula.

David Naveh was a member of the Company’s board of directors from August 2011 until October 2012. In July 2012, in connection with his board service, the Company awarded Mr. Naveh ten-year options to purchase 50,000 ordinary shares at an exercise price of $0.4359 per share. The options were immediately vested. The fair value of the options, based on the Black-Sholes option pricing formula, was approximately $82,000. The Company expensed $37,000 in 2012.

In January 2013, the consulting agreements with Mr. Naveh were terminated. In connection with the termination, the Company agreed to extend the exercisability of the 280,000 vested options for a period of 24 months.

8. Simon Benita, Ph.D

Simon Benita, Ph.D., is the chairman of the Company’s Scientific Advisory Board and a professor at the Hebrew University of Jerusalem. In June 2010, the Company signed a consulting agreement with Dr. Benita related to his work in nano- and micro-particulate drug delivery systems. The Company expensed $135,000 in connection with the agreement. In May 2012, in connection with the agreement, the Company issued ten-year options to purchase 100,000 ordinary shares, 50,000 of which are immediately exercisable at $0.0265 and 50,000 are immediately exercisable at $0.4359. The fair value of the options was approximately $167,000 based on the Black-Sholes option pricing formula.

In April 2011, Yissum granted the Company a license that includes patents, research results and knowhow related to the NanomAbs technology. Yissum granted Immune an exclusive license, with a right to sub-license, to make commercial use of the licensed technology in order to develop, manufacture, market, distribute or sell products derived from the license. As consideration for the grant of the license, Immune is required to pay the following consideration: (i) royalties in the amount of up to 4.5% of net sales; (ii) an annual license maintenance fee between $30,000 for the first year and up to a maximum of $100,000 from the first year through the sixth year; (iii) research fees of at least $300,000 for the first year and at least $100,000 from the second year through the sixth year (but, not to exceed $1,800,000 in the aggregate); (iv) milestone payments up to $8,550,000 (based on the attainment of certain milestones, including IND application submission, patient enrollment in clinical trials, regulatory approval and commercial sales); (v) sub-license fees in amounts up to 18% of any sub-license consideration; and (vi) equity consideration in the amount of 8% of the ordinary shares of Immune on a fully diluted basis (which at the time equaled 800,000 ordinary shares). The license expires, on a country-by-country basis, upon the later of the expiration of (i) the last valid licensed patent, (ii) any exclusivity granted by a governmental or regulatory body on any product developed through the use of the licensed technology or (iii) the 15-year period commencing on the date of the first commercial sale of any product developed through the use of the licensed technology. Upon the expiration of the license, Immune will have a fully-paid, non-exclusive license to the licensed technology. In addition, Immune undertook to finance (up to $1.8 million) the performance of research by Dr. Benita with respect to designing drug targeted delivery systems able to deliver cytotoxic drugs selectively at the target tumor site using mAbs as ligand targeting moieties for a period of three years commencing in April 2011.

In October 2012, the Company issued to Dr. Benita ten-year options to purchase 50,000 ordinary             shares at an exercise price of $0.6122 per share. The options were immediately vested. The fair value of the option grant was approximately $70,000 based on the Black-Sholes option pricing formula.

9. Mark E. Rothenberg, M.D., Ph.D

Mark E. Rothenberg, M.D., Ph.D. is the co-chairman of the Company’s Scientific Advisory Board. In March 2011, the Company agreed to compensate Dr. Rothenberg $5,000 per month for consulting services plus 400,000 ordinary shares. The Company accrued $23,000 in fees payable to Dr. Rothenberg in 2010 and expensed $90,000 and $26,000 in connection with the agreement in 2011 and 2012, respectively. The share grant was valued at $340,000 based on the fair value of the share as of the date of grant.

In November 2012, in connection with his service on the Company’s Scientific Advisory Board, the Company awarded Dr. Rothenberg ten-year options to purchase 50,000 ordinary shares at an exercise price of $0.6122 per share. The options were immediately vested. The fair value of the options, based on the Black-Sholes option pricing formula, was approximately $70,000.

10. Philippe Salphati

In June 2010, Philippe Salphati, an investor in the Company, signed a consulting agreement with the Company and became a member of the Company’s Board of Strategic Advisors. The agreement compensated Mr. Salphati with a fee of $5,000 per quarter, payable commencing upon the Company’s attaining $3.0 million in financing. The Company expensed $0 and $20,000 in connection with the agreement in 2011 and 2012, respectively. In January 2012, in connection with the agreement, the Company issued ten year options to purchase 20,000 ordinary shares with an exercise price of $0.0265. These options vest quarterly over four years. The Company also issued ten year options to purchase 13,926 ordinary shares at an exercise price of $0.0265 that were vested immediately in connection with Mr. Salphati’s investment in the Company’s ordinary shares. In November 2012, the Company also issued options to purchase 3,250 ordinary shares at an exercise price of $2.00. The ordinary shares purchase was made at a fair value of $1.71 per share, and the option grants had a fair value of approximately $62,000 based on the Black-Sholes option pricing formula.

11. Omar Chane

In March 2012, Omar Chane, an investor in the Company, signed a consulting agreement with the Company and became a member of the Company’s Board of Strategic Advisors. No cash compensation was payable under the agreement. In January 2012, in connection with the agreement, the Company issued ten-year options to purchase 10,000 ordinary shares with an exercise price of $0.0265. These options were immediately vested. The options had a grant date fair value of approximately $17,000 based on the Black-Sholes option pricing formula.

Note L – Government Grants

Immune has received several grants from the State of Israel’s Ministry of Industry, Trade & Labor. During the year ended December 31, 2012, the grants received by Immune totaled $475,552, which were recorded as a long term liability. The terms of these grants require Immune to pay royalties (up to the total grant amount) on any revenue-generating goods or services developed from the research funded by these grants.

Note M — Subsequent Events

In January and February 2013, Immune raised $845,000 in a direct placement to investors in exchange for 340,000 ordinary shares and 95,000 warrants to purchase ordinary shares.

On January 28, 2013, Immune received an additional grant from the Ministry of Industry, Trade & Labor in the amount of $7,744.